As filed with the Securities and Exchange Commission on September 17, 2014

Registration No. 333-197097

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Affimed N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	2834	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Technologiepark, Im Neuenheimer Feld 582

69120 Heidelberg, Germany

(+49) 6221-65307-0

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd.

10 East 40th Street

New York, New York 10016

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard D. Truesdell, Jr. Sophia Hudson Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017	Eric W. Blanchard Brian K. Rosenzweig Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-197097

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-197097) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to add new Exhibits 3.1, 4.2, 4.3 and 5.1 to such Registration Statement. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II – Information not required in the prospectus

Item 8. Exhibits

(a) The following documents are filed as part of this registration statement:

1.1****	Form of Underwriting Agreement.

3.1	Articles of Association of Affimed N.V.

4.1***	Form of Registration Rights Agreement

4.2	Share Issue Deed of Affimed Therapeutics B.V.

4.3	Deed of Issue of Common Shares in the share capital of Affimed N.V.

5.1	Opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel of Affimed Therapeutics B.V., as to the validity of the common shares

8.1***	Opinion of De Brauw Blackstone Westbroek N.V., counsel of Affimed Therapeutics B.V., as to Dutch tax matters

8.2***	Opinion of Hengeler Mueller, counsel of Affimed Therapeutics B.V., as to German tax matters

8.3**	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters

10.1†**	License Agreement, dated September 29, 2006 between Affimed Therapeutics AG and XOMA Ireland Limited.

10.2†**	License Agreement, dated March 8, 2001 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ).

10.3**	Memorandum of Clarification of License Agreement Signed Between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ), dated March 8, 2001.

10.4†**	Amendment to License Agreement, dated June 13, 2006 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ).

10.5†**	Amended and Restated License and Development Agreement dated July 11, 2013 between Affimed Therapeutics AG and Amphivena Therapeutics, Inc.

10.6†**	Research Funding Agreement dated August 15, 2013 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society.

10.7†**	Amendment No. 1 to the Research Funding Agreement, dated April 29, 2014 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society.

10.8**	English language summary of Lease Agreement, dated September 19, 2000 and amendments thereto between Affimed Therapeutics AG and Technologiepark Heidelberg II GmbH & Co. KG.

10.9**	Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vědeckotechnický park Plzeń a.s.

10.10**	Amendment No. 4 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vědeckotechnický park Plzeñ a.s., dated June 30, 2011.

10.11**	Amendment No. 5 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vědeckotechnický park Plzeñ a.s., dated November 14, 2012.

10.12****	Investment Agreement Series D Round of Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated September 24, 2012

10.13****	Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated June 24, 2014

10.14****	Convertible Bridge Loan Agreement, dated June 28, 2013 by and between the shareholders party thereto and Affimed Therapeutics AG

10.15****	Amendment to Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany

10.16****	Form of Supervisory Director and Managing Director Indemnification Agreement.

10.17****	Term Facility Agreement between Affimed Therapeutics AG and PCOF 1, LLC dated as of 24 July 2014

21.1**	List of subsidiaries.

23.1*****	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2***	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

23.3***	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.1).

23.4***	Consent of Hengeler Mueller (included in Exhibit 8.2)

23.5**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)

23.6*****	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

24.1**	Powers of attorney (included on signature page to the registration statement).

99.1**	Consent of Thomas Hecht, as supervisory director nominee

99.2**	Consent of Frank Mühlenbeck, as supervisory director nominee

99.3**	Consent of Michael B. Sheffery, as supervisory director nominee

99.4**	Consent of Richard B. Stead, as supervisory director nominee

99.5****	Consent of Ferdinand Verdonck, as supervisory director nominee

99.6****	Consent of Berndt Modig, as supervisory director nominee

**	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on June 27, 2014.
***	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on July 17, 2014.
****	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on August 19, 2014.
*****	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on September 2, 2014.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

None.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Heidelberg, Germany on September 17, 2014.

Affimed N.V.

By:	/s/ Adi Hoess
	Name:	Adi Hoess
	Title:	Chief Executive Officer

By:	/s/ Florian Fischer
	Name:	Florian Fischer
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on September 17, 2014 in the capacities indicated:

Name	Title

/s/ Adi Hoess	Chief Executive Officer (principal executive officer)
Adi Hoess

/s/ Florian Fischer	Chief Financial Officer (principal financial officer and principal accounting officer)
Florian Fischer

/s/ Thomas Hecht	Chairman
Thomas Hecht

/s/ Berndt Modig	Director
Berndt Modig

/s/ Frank Mühlenbeck	Director
Frank Mühlenbeck

/s/ Michael B. Sheffery	Director
Michael B. Sheffery

/s/ Richard B. Stead	Director
Richard B. Stead

/s/ Ferdinand Verdonck	Director
Ferdinand Verdonck

*	Authorized Representative in the United States
Colleen A. DeVries SVP of National Corporate Research, Ltd.

*By:	/s/ Florian Fischer
Name:	Florian Fischer
Title:	Attorney-in-fact

Exhibit index

The following documents are filed as part of this registration statement:

1.1****	Form of Underwriting Agreement.

3.1	Articles of Association of Affimed N.V.

4.1***	Form of Registration Rights Agreement

4.2	Share Issue Deed of Affimed Therapeutics B.V.

4.3	Deed of Issue of Common Shares in the share capital of Affimed N.V.

5.1	Opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel of Affimed Therapeutics B.V., as to the validity of the common shares

8.1***	Opinion of De Brauw Blackstone Westbroek N.V., counsel of Affimed Therapeutics B.V., as to Dutch tax matters

8.2***	Opinion of Hengeler Mueller, counsel of Affimed Therapeutics B.V., as to German tax matters

8.3**	Opinion of Davis Polk & Wardwell LLP, as to U.S. tax matters

10.1†**	License Agreement, dated September 29, 2006 between Affimed Therapeutics AG and XOMA Ireland Limited.

10.2†**	License Agreement, dated March 8, 2001 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ).

10.3**	Memorandum of Clarification of License Agreement Signed Between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ), dated March 8, 2001.

10.4†**	Amendment to License Agreement, dated June 13, 2006 between Affimed Therapeutics AG and Deutsches Krebsforschungszentrum (DKFZ).

10.5†**	Amended and Restated License and Development Agreement dated July 11, 2013 between Affimed Therapeutics AG and Amphivena Therapeutics, Inc.

10.6†**	Research Funding Agreement dated August 15, 2013 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society.

10.7†**	Amendment No. 1 to the Research Funding Agreement, dated April 29, 2014 between Affimed Therapeutics AG and The Leukemia and Lymphoma Society.

10.8**	English language summary of Lease Agreement, dated September 19, 2000 and amendments thereto between Affimed Therapeutics AG and Technologiepark Heidelberg II GmbH & Co. KG.

10.9**	Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vědeckotechnický park Plzeń a.s.

10.10**	Amendment No. 4 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vědeckotechnický park Plzeñ a.s., dated June 30, 2011.

10.11**	Amendment No. 5 to Lease Contract dated October 1, 2009, between Abcheck s.r.o. and Vědeckotechnický park Plzeñ a.s., dated November 14, 2012.

10.12****	Investment Agreement Series D Round of Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated September 24, 2012

10.13****	Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany, dated June 24, 2014

10.14****	Convertible Bridge Loan Agreement, dated June 28, 2013 by and between the shareholders party thereto and Affimed Therapeutics AG

10.15****	Amendment to Investment Agreement Pre-IPO Financing, Affimed Therapeutics AG, Heidelberg, Germany

10.16****	Form of Supervisory Director and Managing Director Indemnification Agreement.

10.17****	Term Facility Agreement between Affimed Therapeutics AG and PCOF 1, LLC dated as of 24 July 2014

21.1**	List of subsidiaries.

23.1*****	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

23.2***	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1)

23.3***	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.1).

23.4***	Consent of Hengeler Mueller (included in Exhibit 8.2)

23.5**	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.3)

23.6*****	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm

24.1**	Powers of attorney (included on signature page to the registration statement).

99.1**	Consent of Thomas Hecht, as supervisory director nominee

99.2**	Consent of Frank Mühlenbeck, as supervisory director nominee

99.3**	Consent of Michael B. Sheffery, as supervisory director nominee

99.4**	Consent of Richard B. Stead, as supervisory director nominee

99.5****	Consent of Ferdinand Verdonck, as supervisory director nominee

99.6****	Consent of Berndt Modig, as supervisory director nominee

**	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on June 27, 2014.
***	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on July 17, 2014.
****	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on August 19, 2014.
*****	Filed as part of this registration statement on Form F-1 (Registration no. 333-197097) on September 2, 2014.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.